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                                Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
                                            Registration Statement No. 333-65676
                                                        Dated: November 15, 2001


Prospectus Supplement
(To Prospectus Dated August 14, 2001)

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                              PROSPECTUS SUPPLEMENT


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                                  TELLIUM, INC.

                                21,878,445 SHARES

                                  COMMON STOCK

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     This prospectus supplement relates to the public offering of up to
21,878,445 shares of common stock by some of our existing stockholders, as described on pages 76 to 81 of the prospectus dated August 14, 2001, to which this prospectus supplement is attached.

     This prospectus supplement should be read in conjunction with the prospectus dated August 14, 2001, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supercedes the information contained in the prospectus dated August 14, 2001.


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     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING
ON PAGE 5 OF THE ATTACHED PROSPECTUS TO READ ABOUT FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.


                           ---------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                           ---------------------------

           The date of this prospectus supplement is November 15, 2001






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Recent Developments

     On November 15, 2001, Tellium issued a press release to announce that it filed a registration statement (Form S-8/S-3) with the U.S. Securities and Exchange Commission (SEC) on November 14, 2001 that permits shares of Tellium common stock to be resold in the public markets. Lock-up agreements with the underwriters of Tellium's May 17, 2001 initial public offering of common stock expired on November 13, 2001.

     In the filing, Tellium registered 18.5 million shares. Of these, approximately 14.7 million shares are held by Tellium's current management team. The Tellium management team members have signed new lock-up agreements with the company to extend the lock-up period for their shares for an additional 75 days, until after the company announces fourth quarter 2001 results. The registration also includes 1.7 million shares under a new Tellium stock incentive plan that is reserved for future issuances to Tellium employees. The remaining portion is held by former affiliates of Tellium.

     In a separate filing, Tellium registered an additional 3.1 million options held by members of the management team. Those options are also subject to the extended lock-up.